OMB APPROVAL


OMB Number:  3235-0145
Expires:  September 30, 1988


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                            (Amendment No.___1__)*

                           W W Capital Corporation
                               (Name of Issuer)


                                    Common
                        (Title of Class of Securities)


                                  929363-30-7
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (5-87)


CUSIP No.  929363-30-7

13G


Page 2of 5 Pages

1.   NAME OF REPORTING PERSON                     Fred P. Deyoe
     S.S. or I.R.S IDENTIFICATION NO. OF ABOVE PERSON       ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) X   (b)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION                   United States

                NUMBER OF SHARES BENEFICIALLY OWNED BY
                      EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

6.   SHARED VOTING POWER                          293,958

7.   SOLE DISPOSITIVE POWER

8.   SHARED DISPOSITIVE POWER                     293,958

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY            293,958
     EACH REPORTING PERSON

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)      N/A
     EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        5.4%

12.  TYPE OF REPORTING PERSON                     IN

Schedule 13G
Page 3 of 5

Item 1.

   (a) Name of Issuer:
                 W W CAPITAL CORPORATION

   (b) Address of Issuer's
Principal Executive Offices:

11990 Grant Street, Suite 400
Northglenn, CO  80233

Item 2.

   (a) Name of Person Filing:
         Fred P. Deyoe

   (b) Address of Principal
     Business Office or, if none, Residence:

     2210 Woodrow
      Dodge City, KS  67801

   (c) Citizenship:

     United States

   (d) Title of Class of Securities:

     Common

   (e) CUSIP Number:     929363-30-7

Item 3. If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-
2(b), Check whether the Person                   Filing is a

   (a) [   ]                                     Broker or Dealer
                                                 registered under
                                                 Section 15 of the
                                                 Act
   (b) [   ]                                     Bank as defined in
                                                 Section 3(a)(6) of
                                                 the Act
   (c) [   ]                                     Insurance Company as
                                                 defined in Section
                                                 3(a)(19) of the Act
   (d) [   ]                                     Investment Company
                                                 registered under
                                                 Section 8 of the
                                                 Investment Company
                                                 Act
   (e) [   ]                                     Investment Adviser
                                                 registered under
                                                 Section 203 of the
                                                 Investment Advisers
                                                 Act of 1940
   (f) [  ]                                      Employee Benefit
                                                 Plan, Pension Fund
                                                 which is subject to
                                                 the provisions of
                                                 the Employee
                                                 Retirement Income
                                                 Security Act of 1974
                                                 or Endowment Fund
   (g) [  ]                                      Parent Holding
                                                 Company, in
                                                 accordance with Rule
                                                 13d-1(b)(ii)(G)
   (h) [  ]                                      Group, in accordance
                                                 with Rule 13d-
                                                 1(b)(1)(ii)(H)

                                                       Schedule 13G
                                                        Page 4 of 5

Item 4.   Ownership:

   (a) Amount Beneficially Owned:                      293,958

   (b) Percent of Class:                               5.4%

   (c) Number of shares to which such person has:

    (i)   sole power to vote or to direct the vote


   (ii)   shared power to vote or to direct the vote        293,958


  (iii)   sole power to dispose or to direct the
         disposition of


   (iv)   shared power to dispose or to direct the          293,958
         disposition of



Item 5.   Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
     securities, check the following [   ].                  N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another
         Person:

          N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
         Company:

          N/A

Item 8.   Identification and Classification of Members of the Group:

          N/A

Item 9.   Notice to Dissolution of Group:


Item 10.  Certification:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Schedule 13G
Page 5 of 5


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date





Signature





Name/Title